SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 24, 2013 (June 24, 2013)

SUNRISE REAL ESTATE GROUP, INC.

(Exact name of registrant as specified in its charter)

Texas	000-32585	75-2713701
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

(Address of principal executive offices)

Hengfeng Road No.638, Fl 25, Bldg A.

Shanghai, PRC 200070

Registrant's telephone number, including area code (86)-21-6167-2855

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective June 24, 2013, Mr. Wang Wen Yan resigned as Chief Financial Officer of Sunrise Real Estate Group, Inc. (the “Company”). His resignation was not due to any disagreement with the Company or its management regarding any matter relating to the Company’s operations, policies or practices. Mr. Wang will still be employed by the Company.

On the same date, we appointed Mr. Mi Yong Jun as our Chief Financial Officer. The Company also issued a press release (the “Press Release”) announcing Mr. Mi’s appointment, a copy of which is attached hereto as Exhibit 99.1.

Mr. Mi, 39 years old, was the Chief Financial Officer of Wanbang from 2010 until his appointment as our CFO. From 2009 to 2010, he worked for the Company as the financial controller. Prior to 2009, he worked for Macquarie Banking Limited, as a senior finance manager. Mr. Mi graduated from East China Normal University in 2012 with an MBA degree.

Family Relationships

No family relationships exist between any of the directors or executive officers of the Company and Mr. Mi Yong Jun.

Certain Related Transactions and Relationships

Mr. Mi’s salary as the CFO for the balance of 2013 will be approximately $24,194. The Company has not been party to any transaction with Mr. Mi since the beginning of our last fiscal year, or any currently proposed transaction with Mr. Mi in which the Company was or will be a participant and where the amount involved exceeds $120,000, and in which Mr. Mi had or will have a direct or indirect material interest. Mr. Mi has no other reportable relationships with the Company or its affiliates.

Item 8.01   Other Events.

On June 24, 2013, the Company issued a press release (the “Press Release”) announcing Mr. Mi’s appointment, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits

Exhibit
Number	Description of Exhibits

99.1	Press Release dated June 24, 2013, announcing appointment of Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2013

SUNRISE REAL ESTATE GROUP, INC.

By:	/s/ Lin, Chi-Jung
Name: Lin; Chi-Jung
President and Chief Executive Officer